                                                               EXHIBIT (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                        ASCENT ENTERTAINMENT GROUP, INC.

                                       AT

                              $15.25 NET PER SHARE

                                       BY

                         LIBERTY AEG ACQUISITION, INC.,
                     an indirect wholly owned subsidiary of

                           Liberty Media Corporation

--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON MONDAY, MARCH 27, 2000,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                             ---------------------

     THE BOARD OF DIRECTORS OF ASCENT ENTERTAINMENT GROUP, INC. HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF ASCENT AND RECOMMENDS THAT THE STOCKHOLDERS OF ASCENT ACCEPT AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                             ---------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES OWNED BY THE PURCHASER, LIBERTY MEDIA AND LIBERTY MEDIA'S OTHER DIRECT OR INDIRECT SUBSIDIARIES, WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 HAVING EXPIRED OR BEEN TERMINATED, AND (3) LIBERTY MEDIA HAVING OBTAINED SPECIAL TEMPORARY AUTHORIZATION OR APPROVAL FROM THE FEDERAL COMMUNICATIONS COMMISSION FOR THE TRANSFER OF CONTROL OF CERTAIN FCC LICENSES. SEE SECTIONS 14 AND 15 OF THE OFFER TO PURCHASE.

                      THE DEALER MANAGER FOR THE OFFER IS

                               J.P. MORGAN & CO.

February 29, 2000

                                   IMPORTANT

     If you wish to tender all or any portion of your Shares, you must take the steps set forth in either (i) or (ii) below prior to the Expiration Date:

          (i) (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message, and any other required documents to the Depositary, and

               (b) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile), deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or, if such Shares are Direct Registration Shares or are held through BuyDIRECT, Ascent's dividend reinvestment plan, simply ensure that the Direct Registration Shares or BuyDIRECT box, as applicable, of the Letter of Transmittal that you deliver to the Depositary is properly completed; or

          (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you.

     If you have Shares registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact such broker, dealer, bank, trust company or other nominee if you desire to tender your Shares.

     The Rights are presently evidenced by the certificates for the Common Stock, and a tender by you of your Shares will also constitute a tender of the associated Rights.

     If you wish to tender Shares and your certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to D.F. King & Co., Inc. (the "Information Agent") or to J.P. Morgan Securities Inc. (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    5
THE TENDER OFFER............................................    7
 1.  TERMS OF THE OFFER.....................................    7
 2.  PROCEDURE FOR TENDERING SHARES.........................    9
 3.  WITHDRAWAL RIGHTS......................................   12
 4.  ACCEPTANCE FOR PAYMENT AND PAYMENT.....................   12
 5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES...........   13
 6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.....   14
 7.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE
     QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN
     REGULATIONS............................................   15
 8.  CERTAIN INFORMATION CONCERNING ASCENT..................   16
 9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND
     LIBERTY MEDIA..........................................   19
10.  SOURCE AND AMOUNT OF FUNDS.............................   19
11.  CONTACTS AND TRANSACTIONS WITH ASCENT; BACKGROUND OF
     THE OFFER..............................................   20
12.  PURPOSE OF THE OFFER; PLANS FOR ASCENT; ASCENT
     INDENTURE; THE MERGER AGREEMENT........................   23
13.  DIVIDENDS AND DISTRIBUTIONS............................   28
14.  CERTAIN CONDITIONS OF THE OFFER........................   29
15.  CERTAIN LEGAL MATTERS..................................   30
16.  FEES AND EXPENSES......................................   33
17.  MISCELLANEOUS..........................................   33
SCHEDULE I -- DIRECTORS AND EXECUTIVE OFFICERS OF LIBERTY
  MEDIA CORPORATION AND THE PURCHASER.......................  S-1
SCHEDULE II -- INFORMATION CONCERNING AT&T CORP. AND THE
  DIRECTORS AND EXECUTIVE OFFICERS OF AT&T CORP. ...........  S-5
SCHEDULE III -- LIBERTY MEDIA'S INTERESTS IN SHARES; RECENT
  TRANSACTIONS IN SHARES....................................  S-9

                               SUMMARY TERM SHEET

     Liberty AEG Acquisition, Inc., which is referred to in this offer to purchase as the "Purchaser," is offering to purchase all of the outstanding shares of common stock of Ascent Entertainment Group, Inc., which is referred to in this offer to purchase as "Ascent," for $15.25 per share in cash. The following are some of the questions you, as a stockholder of Ascent, may have and answers to those questions. We urge you to read the remainder of this offer to purchase and the letter of transmittal carefully because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SHARES?

     Liberty AEG Acquisition, Inc. is a Delaware corporation formed for the purpose of making this tender offer. Liberty AEG Acquisition, Inc. is an indirect wholly owned subsidiary of Liberty Media Corporation, a Delaware corporation, which is referred to in this offer to purchase as "Liberty Media." See Section 9 of this offer to purchase -- "CERTAIN INFORMATION CONCERNING THE PURCHASER AND LIBERTY MEDIA."

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     We are offering to purchase all of the outstanding shares of common stock of Ascent that Liberty Media and its affiliates do not already own. Liberty Media and its affiliates now own 25,000 shares, or about 0.1% of the outstanding shares. See "INTRODUCTION" and Section 1 of this offer to purchase -- "TERMS OF THE OFFER."

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $15.25 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and Section 1 of this offer to purchase -- "TERMS OF THE OFFER."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Liberty Media and one or more of its affiliates will provide the Purchaser with sufficient funds from their own resources to acquire all tendered shares or shares to be acquired in the merger which is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See Section 10 of this offer to purchase -- "SOURCE AND AMOUNT OF FUNDS."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

     - the offer is being made for all outstanding shares solely for cash that we have on hand,

     - the offer is not subject to any financing condition, and

     - if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Monday, March 27, 2000, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Sections 1 and 2 of this offer to purchase -- "TERMS OF THE OFFER" and -- "PROCEDURE FOR TENDERING
SHARES -- Guaranteed Delivery."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Yes. We have agreed with Ascent that we may extend the offer if at the time the offer is scheduled to expire (including at the end of an earlier extension) any of the offer conditions is not satisfied (or waived by us) or if we are required to extend the offer by the rules of the Securities and Exchange Commission. See Section 1 of this offer to purchase -- "TERMS OF THE OFFER."

     We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1 of this offer to purchase -- "TERMS OF THE OFFER."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform The Bank of New York (which is the depositary for the offer) of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the day after the day on which the offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any tendered shares unless the number of tendered shares, when added to the shares then owned by the Purchaser, Liberty Media and Liberty Media's other direct and indirect subsidiaries, equals at least a majority of the shares of Ascent outstanding on a fully diluted basis. The waiting period under the Hart-Scott-Rodino Act must have expired or been terminated. The offer is also subject to a number of other conditions. See
Section 14 of this offer to purchase -- "CERTAIN CONDITIONS OF THE OFFER." See also Section 15 of this offer to purchase -- "CERTAIN LEGAL MATTERS -- FCC Approvals and Regulation," for a discussion of the special temporary authorization or approval for the transfer of certain FCC licenses that must be obtained from the FCC prior to the consummation of the offer.

HOW DO I TENDER MY SHARES?

     To tender shares, you must take the steps set forth in either (i) or (ii) below prior to the expiration of the tender offer:

          (i) (a) complete, sign and deliver the letter of transmittal or, in the case of a book-entry transfer, deliver an "agent's message," and deliver any other required documents to the depositary, and

               (b) deliver the certificates for your shares to the depositary, deliver your shares pursuant to the procedure for book-entry transfer or, if your shares are direct registration shares or are held through BuyDIRECT, simply ensure that the direct registration shares or BuyDIRECT portion, as applicable, of the letter of transmittal is properly completed; or

          (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you.

     If your shares are held in street name, the shares can be tendered only by your nominee through The Depository Trust Company.

     If you cannot deliver something that is required to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary, which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three trading day period. See Section 2 of this offer to purchase -- "PROCEDURE FOR TENDERING SHARES."

HOW DO I TENDER MY SHARES HELD IN BUYDIRECT?

     You may instruct the administrator of BuyDIRECT, Ascent's dividend reinvestment plan, to tender all or part of the shares credited to your BuyDIRECT account by following the instructions and completing the appropriate provisions of the letter of transmittal and delivering it to the depositary in accordance with those instructions.

HOW DO I TENDER MY DIRECT REGISTRATION SHARES?

     You may tender all or part of the shares that you hold as direct registration shares by following the instructions and completing the appropriate provisions of the letter of transmittal and delivering it to the depositary in accordance with those instructions.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not by April 29, 2000, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. If we decide to provide a subsequent offering period, we will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period. See Sections 1 and 3 of this offer to purchase -- "TERMS OF THE OFFER" and "WITHDRAWAL RIGHTS."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Sections 1 and 3 of this offer to purchase -- "TERMS OF THE OFFER" and "WITHDRAWAL RIGHTS."

WHAT DOES THE ASCENT BOARD OF DIRECTORS THINK OF THE OFFER?

     The Purchaser is making the offer pursuant to a merger agreement with Ascent. The Board of Directors of Ascent approved the merger agreement, the Purchaser's tender offer and its proposed merger with Ascent. The Ascent Board has determined that the offer and the merger are fair to, and in the best interests of, Ascent's stockholders and it recommends that stockholders accept the offer and tender their shares. See Section 11 of this offer to purchase -- "CONTACTS AND TRANSACTIONS WITH ASCENT; BACKGROUND OF THE OFFER." Ascent has prepared a Solicitation and Recommendation Statement containing additional information regarding the Ascent Board's determination and recommendation, which is being sent to stockholders contemporaneously with this offer to purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

     If we purchase in the offer at least the number of shares which, when added to the shares then owned by the Purchaser, Liberty Media and Liberty Media's direct and indirect subsidiaries, equals at least a majority of the shares of Ascent outstanding on a fully diluted basis, the Purchaser will be merged with Ascent. If that merger takes place, we will own all of the shares of Ascent and all other stockholders of Ascent will receive the same price paid in the offer, that is, $15.25 per share in cash (or any other higher price per share which is paid in the offer). See "INTRODUCTION" and Section 12 of this offer to purchase -- "PURPOSE OF THE OFFER; PLANS FOR ASCENT; ASCENT INDENTURE; THE MERGER AGREEMENT." There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer will have appraisal rights under Delaware law. See
Section 12 of this offer to purchase -- "PURPOSE OF THE OFFER; PLANS FOR ASCENT; ASCENT INDENTURE; THE MERGER AGREEMENT -- Appraisal Rights."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger takes place, stockholders who do not tender in the offer will receive in the merger the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering shares and not tendering shares is that you will be paid earlier if you tender your shares. However, until the merger is consummated or if the merger were not to take place for some reason, the number of stockholders of Ascent and the shares of Ascent which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded through the Nasdaq National Market or any other securities exchange, and Ascent may cease making filings with the Commission or otherwise cease being required to comply with the Commission's rules relating to publicly held companies. See Sections 7 and 12 of the offer to purchase -- "EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS" and "PURPOSE OF THE OFFER; PLANS FOR ASCENT; ASCENT INDENTURE; THE MERGER AGREEMENT."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On February 18, 2000, the last trading day before Liberty Media and Ascent announced that they had signed the merger agreement, the last sale price of the shares reported by The Nasdaq National Market was $10.125 per share. On February 28, 2000, the last trading day before we commenced our tender offer, the last sale price of the shares was $15.1875. We advise you to obtain a recent quotation for shares of Ascent in deciding whether to tender your shares. See
Section 6 of this offer to purchase -- "PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call D.F. King & Co., Inc. toll free at (888) 242-8153. D.F. King & Co., Inc. is acting as the information agent for our tender offer. See the back cover of this offer to purchase.

To the Holders of Common Stock (including the Associated Preferred Stock Purchase Rights) of Ascent Entertainment Group, Inc.

                                  INTRODUCTION

     Liberty AEG Acquisition, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Liberty Media Corporation, a Delaware corporation ("Liberty Media"), hereby offers to purchase all the issued and outstanding shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Ascent Entertainment Group, Inc., a Delaware corporation ("Ascent"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of June 27, 1997, as amended (the "Rights Agreement"), between Ascent and The Bank of New York, as Rights Agent (the "Rights Agent"), at a purchase price of $15.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). All references herein to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to Shares shall include the Rights.

     If you participate in Ascent's BuyDIRECT Plan ("BuyDIRECT"), Ascent's dividend reinvestment plan, you may tender part or all of the Shares held in your account. If you hold Direct Registration Shares, you may tender part or all of such Shares. See Section 2. Direct Registration Shares and Shares held in a BuyDIRECT account as to which the Depositary has not received instructions through timely delivery of a properly completed Letter of Transmittal will not be deemed tendered. See Section 1.

     You will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of J.P. Morgan Securities Inc., which is acting as Dealer Manager (the "Dealer Manager"), The Bank of New York, which is acting as the Depositary (the "Depositary"), and D. F. King & Co., Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF ASCENT (THE "ASCENT BOARD") HAS APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, STOCKHOLDERS OF ASCENT AND RECOMMENDS THAT STOCKHOLDERS OF ASCENT ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE ASCENT BOARD IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND TO RECOMMEND THAT STOCKHOLDERS OF ASCENT ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER WILL BE DESCRIBED IN ASCENT'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION").

     DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION ("DLJ") HAS ACTED AS ASCENT'S FINANCIAL ADVISOR. THE OPINION OF DLJ DATED FEBRUARY 22, 2000, THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY ASCENT'S STOCKHOLDERS IS FAIR TO THE HOLDERS OF SHARES FROM A FINANCIAL POINT OF VIEW, WILL BE SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9. YOU ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

     WE ARE NOT REQUIRED TO PURCHASE SHARES UNLESS, AMONG OTHER THINGS, (I) THERE IS VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) THAT NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES OWNED BY THE PURCHASER, LIBERTY MEDIA AND LIBERTY MEDIA'S OTHER DIRECT OR INDIRECT SUBSIDIARIES, WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT") HAS EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION").

     Ascent holds a number of Federal Communications Commission ("FCC") licenses in connection with its ANS operations and is therefore subject to regulation by the FCC. The Communications Act of 1934 (the "Communica-tions Act") prohibits the transfer of control of a corporation holding such licenses without the prior approval of the FCC. The consummation of the Offer would constitute a change of control that requires such prior approval. ACCORDINGLY, TO SATISFY THE CONDITIONS OF THE OFFER SET FORTH IN SECTION 14, LIBERTY MEDIA AND ASCENT MUST EITHER (I) OBTAIN FROM THE FCC A SPECIAL TEMPORARY AUTHORIZATION (AN "STA"), ON TERMS AND CONDITIONS SATISFACTORY TO THE PURCHASER AND LIBERTY MEDIA, PERMITTING THE PURCHASER TO CONSUMMATE THE OFFER AND PERMITTING THE PARTIES TO OPERATE THE LICENSED FACILITIES ON A TEMPORARY BASIS PENDING APPROVAL OF A "LONG FORM" APPLICATION FOR FCC CONSENT TO THE PURCHASER'S ACQUISITION OF CONTROL OF ASCENT ("LONG FORM APPROVAL"), OR (II) IF SUCH STA IS NOT GRANTED, OBTAIN LONG FORM APPROVAL. Liberty Media and Ascent have submitted to the FCC an application for Long Form Approval, as well as a request for an STA. If, by the initial Expiration Date, the FCC has not granted the parties' request for an STA, Purchaser will extend the Offer, subject to the terms of the Offer and the Merger Agreement (in which case the acceptance for payment and payment for tendered Shares would be delayed), and Purchaser will attempt to obtain Long Form Approval. If such Long Form Approval is not obtained, the Purchaser will not purchase the Shares, unless Liberty Media is otherwise satisfied, in its sole discretion, that the Shares can be purchased without violating the Communications Act. For a further discussion of the FCC regulatory considerations, see Section 15 "CERTAIN LEGAL MATTERS -- FCC Approvals and Regulation."

     Ascent has informed us that, as of February 22, 2000, there were 29,755,600 shares issued and outstanding (25,000 of which are held by Liberty Media) and 256,000 shares reserved for issuance upon the exercise of outstanding options or other rights to purchase Shares from Ascent. Based upon the foregoing and assuming that no Shares are otherwise issued after February 22, 2000, there would be 30,011,600 shares outstanding on a fully diluted basis and the Minimum Condition will be satisfied if at least 14,980,801 shares are validly tendered and not withdrawn prior to the Expiration Date.

     We made the filing pursuant to the HSR Act applicable to the Offer on February 25, 2000. Accordingly, the waiting period under the HSR Act should expire on March 11, 2000, unless the waiting period is extended as described in
Section 15.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of February 22, 2000 (the "Merger Agreement"), among the Purchaser, Liberty Media and Ascent. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser and further provides that, following the consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into Ascent (the "Merger") with Ascent surviving the Merger as an indirect wholly owned subsidiary of Liberty Media. In the Merger, each issued Share (other than Shares owned by Liberty Media, the Purchaser or Ascent or any other subsidiary of Liberty Media or Ascent, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest thereon.

     If the Minimum Condition and other conditions to the Offer are satisfied and the Offer is consummated, we will own a sufficient number of Shares to ensure that the Merger will be approved and will be able to cause the Merger to occur without the consent of any other of Ascent's stockholders or the holding of a meeting of stockholders.

     Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, March 27, 2000 unless and until we shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by us, will expire. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule l4d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In the Merger Agreement, we agreed that we will not (a) decrease the price per Share payable in the Offer, (b) reduce the maximum number of Shares to be purchased in the Offer, (c) impose conditions to the Offer in addition to those set forth in Section 14, (d) amend or change the terms and conditions of the Offer in any manner adverse to the holders of Shares (other than us or our direct or indirect subsidiaries), (e) change or waive the Minimum Condition, (f) change the form of consideration payable in the Offer or (g) except as set forth in the following sentence or required by any rule, regulation, interpretation or position of the Commission applicable to the Offer, change the Expiration Date. However, the Merger Agreement provides that, without the consent of Ascent, we may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions set forth in Section 14 shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer and (iii) extend the Offer to provide for a Subsequent Offering Period (as defined herein) for an aggregate period of not more than 20 business days (for all such extensions) beyond the latest expiration date that would otherwise be permitted under clause (i) or
(ii) of this sentence. In addition, we have agreed that we will from time to time extend the Offer, if requested by Ascent, (i) if at the Expiration Date, any of the conditions to the Offer other than the Minimum Condition shall not have been waived or satisfied, and the Minimum Condition shall have been satisfied, until (taking into account all such extensions) the earlier of August 31, 2000 or such earlier date upon which any such condition shall not be reasonably capable of being satisfied prior to August 31, 2000; or (ii) if at the Expiration Date, all of the conditions to the Offer other than the Minimum Condition shall have been waived or satisfied and the Minimum Condition shall not have been satisfied, until the earlier of ten business days after such Expiration Date or August 31, 2000.

     Subject to the terms of the Merger Agreement (which, as described above, prohibit certain amendments) and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated except as described in this Section 1), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary,
(b) to elect to provide a Subsequent Offering Period for the Offer in accordance with Rule 14d-11 under the Exchange Act, and (c) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 12:00 midnight, New York City time, on Monday, March 27, 2000 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) to elect to provide a Subsequent Offering Period for the Offer, (c) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (d) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (e) to amend the Offer.

     Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on behalf of us, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that we pay for Shares accepted for payment as soon as reasonably practicable after the Expiration Date.

     If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders.

     Pursuant to Rule 14d-11 under the Exchange Act, we may, subject to certain conditions, provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date ("Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered into the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already will have been completed.

     During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and we will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that we may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20 business day period of the Offer has expired, (ii) we offer the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) we accept and promptly pay for all securities tendered during the Offer prior to its expiration, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. We will be able to provide a Subsequent Offering Period, if it satisfies the conditions above, after March 27, 2000.

     WE DO NOT CURRENTLY INTEND TO PROVIDE A SUBSEQUENT OFFERING PERIOD FOR THE OFFER, ALTHOUGH WE RESERVE THE RIGHT TO DO SO IN OUR SOLE DISCRETION. PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED

DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION, THE SHARE PRICE, WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     Ascent has provided us with Ascent's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and will furnish the same to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The
Schedule 14D-9 will also be included in the package of materials.

2. PROCEDURE FOR TENDERING SHARES

     Valid Tender. In order for you to validly tender Shares pursuant to the Offer, you must take the steps set forth in either (i) or (ii) below before the Expiration Date:

the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase, prior to the Expiration Date:

          (i) (a) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in this Section 2, an Agent's Message, and any other required documents, and

               (b) the certificates for your Shares, or you must cause your Shares to be delivered pursuant to the procedure for book-entry transfer set forth in this Section 2 (and a Book-Entry Confirmation (as defined below) must be received by the Depositary) or, if your Shares are Direct Registration Shares or are held through BuyDIRECT, you must ensure that the Direct Registration Shares or BuyDIRECT box, as applicable, of the Letter of Transmittal that is delivered to the Depositary is properly completed; or

          (ii) If you cannot timely perform (i) above, you must comply with the guaranteed delivery procedures described below.

     Until the close of business on the Distribution Date (as described in Section 8), the Rights will be transferred with and only with the certificates for Common Stock, and your surrender for tender of any certificates for Common Stock will also constitute your tender of the Rights associated with the Common Stock represented by such certificate.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although you may cause delivery of Shares to be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or you must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR SOLE ELECTION AND RISK. YOUR SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on your Letter of Transmittal must be guaranteed unless (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) your Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). If a signature is required, it must be provided by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and your certificates for Shares are not immediately available or you cannot complete the procedures for book-entry transfer on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

          (i) your tender is made by or through an Eligible Institution;

          (ii) you ensure that a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) you ensure that the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

     You may deliver the Notice of Guaranteed Delivery to the Depositary by hand or transmit it by telegram, facsimile transmission or mail to the Depositary. You must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     The valid tender of Shares by you pursuant to one of the procedures described above will constitute a binding agreement between you and the Purchaser upon the terms and subject to the conditions of the Offer.

     BuyDIRECT. The participants in BuyDIRECT will receive all documents furnished to stockholders generally in connection with the Offer. A stockholder participating in BuyDIRECT who wishes to tender Shares held in such participant's account may use the Letter of Transmittal to instruct the plan administrator regarding the Offer by completing the box entitled "BuyDIRECT Shares." Each participant may direct that all, some or none of the Shares credited to such participant's account be tendered. Any BuyDIRECT Shares tendered but not purchased will be returned to the participant's BuyDIRECT account. If a participant tenders all of his or her Shares held in a BuyDIRECT account and all such Shares are purchased by the Purchaser pursuant to the Offer, such tender will be deemed to be an authorization and written notice to the plan administrator to terminate such stockholder's participation in BuyDIRECT, subject to such stockholder's right to recommence participation in accordance with the terms of BuyDIRECT.

     Direct Registration Shares. Holders of Direct Registration Shares will receive all documents furnished to stockholders generally in connection with the Offer. A stockholder who wishes to tender Direct Registration Shares may use the Letter of Transmittal to tender such Shares by completing the box entitled "Direct Registration Shares." Each holder of Direct Registration Shares may tender all, some or none of such stockholder's Direct Registration Shares. Any Direct Registration Shares tendered but not purchased will be credited back to such stockholder's Direct Registration Shares account.

     HOLDERS OF DIRECT REGISTRATION SHARES AND PARTICIPANTS IN BUYDIRECT ARE URGED TO READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE RELATED MATERIALS CAREFULLY.

     Appointment. By executing a Letter of Transmittal (or a facsimile thereof), you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after February 22, 2000. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by you as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and you may not give any subsequent powers of attorney, proxies, consents or revocations (which, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the stockholders of Ascent, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Liberty Media, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, when surrendering Shares in the Offer, you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on you and payment of cash to you pursuant to the Offer may be subject to backup withholding of 31%. If you surrender Shares pursuant to the Offer you should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us pursuant to the Offer, you may also withdraw your previously tendered Shares at any time after April 29, 2000.

     In order for your withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates to be withdrawn to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If your Shares were delivered pursuant to the procedures for book-entry transfer described in Section 2, your notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. If you are withdrawing Direct Registration Shares or shares held through BuyDIRECT, you must specify that on your notice of withdrawal. You may not rescind a withdrawal of tenders of Shares, and any Shares that you properly withdraw will thereafter be deemed not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination will be final and binding. None of the Purchaser, Liberty Media, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give you notification of any defects or irregularities in your notice of withdrawal or incur any liability for failure to give any such notification.

     In the event we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and will pay as soon as reasonably practicable after the Expiration Date for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. We expressly reserve the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(d) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     We filed a Notification and Report Form with respect to the Offer under the HSR Act on February 25, 2000. Accordingly, the waiting period under the HSR Act with respect to the Offer should expire at 11:59 p.m., New York City time, on March 11, 2000. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting us to provide additional information or documentary material. If such a request is made, such waiting period will expire at

11:59 p.m., New York City time, on the 10th day after substantial compliance by us with such request. See Section 15 for additional information concerning the HSR Act and the applicability of United States antitrust laws to the Offer.

     In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, or, in the case of Direct Registration Shares and Shares held through BuyDIRECT, a Letter of Transmittal including properly completed portions for Direct Registration Shares or Shares held through BuyDIRECT, as applicable, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, with respect to such Shares and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares. We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as an agent for tendering stockholders for the purpose of receiving payment from us, and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If we do not purchase any Shares tendered by you pursuant to the Offer for any reason, we will return the certificates for any such Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as reasonably practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Liberty Media, or to one or more direct or indirect wholly owned subsidiaries of Liberty Media, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     Your receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger, you will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer or the Merger and your tax basis in the Shares tendered by you and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

     If Shares are held by you as capital assets, gain or loss recognized by you will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the Shares exceeds one year. If you are an individual, the maximum rate of tax on long-term capital gain will be 20%. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

     If you tender Shares you may be subject to 31% backup withholding unless you provide your TIN and certify that such number is correct or properly certify that you are awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. If you do not furnish a required TIN you may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

     If backup withholding applies to you, the Depositary is required to withhold 31% from payments to you. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a federal income tax return.

     THE FOREGOING U.S. FEDERAL INCOME TAX DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. THE DISCUSSION IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO YOU (INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS).

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol "GOAL." The following table sets forth, for each of the periods indicated, the high and low sales quotations per Share as reported by the Nasdaq National Market based on published financial sources.

                        ASCENT ENTERTAINMENT GROUP, INC.

                                                              SALES QUOTATION
                                                              ----------------
                                                               HIGH      LOW
                                                              ------   -------
Fiscal Year Ended December 31, 1998:
  First Quarter.............................................  $11      $ 9 11/16
  Second Quarter............................................  $12 3/4  $10 5/16
  Third Quarter.............................................  $11 5/16 $ 7 3/8
  Fourth Quarter............................................  $ 9 3/16 $ 5 11/16
Fiscal Year Ended December 31, 1999:
  First Quarter.............................................  $12 3/8  $ 7 1/4
  Second Quarter............................................  $14 3/16 $ 8 3/4
  Third Quarter.............................................  $15      $12 1/4
  Fourth Quarter............................................  $17 1/2  $11 1/2
Fiscal Year Ended December 31, 2000:
  First Quarter (through February 28, 2000).................  $15 5/16 $ 9 15/16

     The Rights trade together with the Common Stock. On February 18, 2000, the last full trading day before the first public announcement of the intention to commence the Offer, the last reported sale quotation of the Shares on the Nasdaq National Market was $10.125 per Share. On February 22, 2000, prior to the commencement of trading, Liberty Media announced the intention to commence the Offer. On February 28, which was the last full trading day before commencement of the Offer, the last reported sale quotation of the Shares on the Nasdaq National Market was $15.1875 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to Ascent's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Ascent 1998 10-K"), Ascent has never paid any dividends on the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Share Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the Nasdaq National Market, the market for the Shares could be adversely affected. According to the Nasdaq National Market's published guidelines, the Shares would not be eligible for continued listing if, among other things, the number of Shares publicly held falls below 750,000, the number of beneficial holders of Shares falls below 400 (round lot holders) or the aggregate market value of such publicly held Shares does not exceed $5 million. If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they may nevertheless continue to be included in the Nasdaq SmallCap Market unless, among other things, the public float was less than 500,000 shares, or there were fewer than 300 stockholders (round lot holders) in total, or the market value of the public float was less than $1 million.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of Ascent to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Ascent to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to Ascent, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Ascent and persons holding "restricted securities" of Ascent to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933 may be impaired or eliminated. The Purchaser intends to seek to cause Ascent to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING ASCENT

     Ascent is a Delaware corporation with its executive offices at 1225 Seventeenth Street, Suite 1800, Denver, Colorado 80202. According to the Ascent 1998 10-K, Ascent operates diversified media and entertainment production and distribution businesses characterized by well-known franchises. Ascent conducts its business in three reportable segments, Multimedia Distribution, Entertainment and Network Services.

     In Ascent's Multimedia Distribution segment, Ascent's approximately 57% owned publicly traded subsidiary, On Command Corporation ("On Command" or "OCC"), is the leading provider (by number of hotel rooms served) of in-room on-demand video entertainment and information services to the domestic lodging industry. OCC generally provides its in-room video entertainment services pursuant to exclusive long-term contracts, primarily with large national business and luxury hotel chains such as Marriott, Hilton, Hyatt, Doubletree, Fairmont, Embassy Suites, The Four Seasons and Holiday Inn. These hotels generally have higher occupancy rates than economy and budget hotels, which is an important factor contributing to higher buy rates for pay-per-view service. As of December 31, 1998, OCC had an installed room base of approximately 929,000 rooms (of which 829,000 were served by on-demand pay-per-view systems and 100,000 were served only by scheduled pay-per-view systems) in approximately 3,220 hotels worldwide.

     Ascent's Entertainment segment is comprised of: (i) two professional sports franchises, the National Hockey League ("NHL") Colorado Avalanche (the "Avalanche") and the National Basketball Association ("NBA") Denver Nuggets (the "Nuggets") and (ii) the Pepsi Center, a new state-of-the-art sports and entertainment center in downtown Denver, which is owned and operated through Ascent's subsidiary Ascent Arena Company, LLC ("Ascent Arena").

     The Pepsi Center was completed in 1999 and is being used in the 1999-2000 NHL and NBA seasons. In 1997, Ascent entered into an Arena Agreement with the City and County of Denver setting forth the terms on which Ascent, through Ascent Arena, constructed and owns and manages the new Pepsi Center. Ascent purchased the land on which the arena is situated and is obligated to contribute the land to the City of Denver, which will then lease it back to Ascent at a nominal cost. At the end of the 23-year lease (with a possible two-year extension), the City of Denver will contribute the property back to Ascent.

     Ascent's Network Services segment is comprised of its Ascent Network Services ("ANS") division. ANS is the primary provider of satellite distribution support services that link the National Broadcasting Company ("NBC") television network with 181 of its affiliated stations nationwide.

     Set forth below is certain selected financial information with respect to Ascent and its subsidiaries excerpted from the information contained in the Ascent 1998 10-K, Ascent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (the "Ascent 1999 Third Quarter 10-Q"), and Ascent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the "Ascent 1998 Third Quarter 10-Q"). More comprehensive financial information is included in the Ascent 1998 10-K, the Ascent 1999 Third Quarter 10-Q, the Ascent 1998 Third Quarter 10-Q and other documents filed by Ascent with the Commission, and the following summary is qualified in its entirety by reference to the Ascent 1998 10-K, the Ascent 1999 Third Quarter 10-Q, the Ascent 1998 Third Quarter 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Ascent 1998 10-K, the Ascent 1999 Third Quarter 10-Q, the Ascent 1998 Third Quarter 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "-- Available Information."

                        ASCENT ENTERTAINMENT GROUP, INC.
                  SELECTED HISTORICAL FINANCIAL INFORMATION(1)
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                           NINE MONTHS ENDED
                                           SEPTEMBER 30, (1)       YEAR ENDED DECEMBER 31,
                                          -------------------   ------------------------------
                                            1999       1998       1998       1997       1996
                                          --------   --------   --------   --------   --------
                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Income (loss) from continuing
  operations............................  $(29,667)  $(23,913)  $(39,993)  $(44,116)  $(34,650)
Net loss................................   (39,704)   (40,471)   (49,725)   (41,514)   (36,034)
Net loss per common share...............     (1.33)     (1.36)     (1.67)     (1.40)     (1.21)
BALANCE SHEET DATA:
Total assets............................  $609,093   $880,846   $863,741   $728,926   $689,020
Total long-term debt....................   332,461    438,358    441,707    259,958     50,000
Stockholders' equity....................   137,712    185,774    176,526    227,698    269,585

(1) Ascent began accounting for its sports-related business (the Nuggets, the Avalanche and Ascent Arena) as discontinued operations during the first quarter of 1999. The information presented in the table above for the years ended December 31, 1998, 1997 and 1996 has not been restated to reflect such results as discontinued operations. Reference should be made to Ascent's 1998 financial statements contained in the Ascent 1998 10-K and specifically, Note 12-Business Segment Information, for the results of the sports-related business during 1998, 1997 and 1996.

    The information presented in the table above for the nine-months ended September 30, 1999 and 1998 reflects the sports-related business as discontinued operations, with the exception of the balance sheet data captions relating to total assets and long-term debt as of September 30, 1998.

     The Rights. Set forth below is a summary description of the Rights and the Rights Agreement derived from Ascent's Registration Statement on Form 8-A dated July 1, 1997 (the "Ascent 8-A").

     On June 27, 1997, the Ascent Board declared a dividend of one Right for each Share. The dividend was payable on July 10, 1997 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from Ascent one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Shares"), of Ascent at a price of $40.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Shares (such announcement date being the "Shares Acquisition Date") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or an exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Shares (the earlier of such dates being the "Distribution Date"), the Rights will be evidenced, with respect to any of the Share certificates outstanding as of July 10, 1997, by such Share certificate with a copy of the Summary of Rights attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificate. The Rights Agreement also provides that as soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on July 10, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Ascent, in each case, as described below.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Share. Each Preferred Share will have 100 votes, voting together with the Shares. Finally, in the event of any merger, consolidation or other transaction in which Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Share.

     In the event that Ascent is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, the Rights Agreement requires that proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the Rights Agreement requires that proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the exercise price of the Right.

     The Rights Agreement provides that at any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Shares, the Ascent Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Share, or one one-hundredth of a Preferred Share (or of a share of a class or series of Ascent's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of Ascent, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

     The Rights Agreement provides that at any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Shares, the Ascent Board may redeem the Rights, in whole but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The Rights Agreement provides that the terms of the Rights may be amended by the Ascent Board without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Shares then known to Ascent to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and other documents included in the Ascent 8-A. The Ascent 8-A should be available for inspection and copies thereof should be obtainable in the manner set forth below under "-- Available Information."

     On February 22, 2000, in connection with the execution and delivery of the Merger Agreement, the Ascent Board approved an amendment to the Rights Agreement (the "Amendment to the Rights Agreement"), in order to, among other things, (i) prevent Liberty Media or the Purchaser from becoming or being deemed an Acquiring

Person, and (ii) prevent a Distribution Date or Shares Acquisition Date from occurring, in each case, as a result of (a) the approval, execution or delivery of the Merger Agreement or any amendments thereof approved in advance by the Ascent Board or (b) the commencement or, prior to termination of the Merger Agreement, in consummation of any of the transactions contemplated by the Merger Agreement in accordance with the provisions of the Merger Agreement, including the Offer and the Merger.

     Available Information. Ascent is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning Ascent's directors and officers, their remuneration, stock options and other matters, the principal holders of Ascent's securities and any material interest of such persons in transactions with Ascent is required to be disclosed in Ascent's proxy statements distributed to Ascent's stockholders and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

     Except as otherwise stated in this Offer to Purchase, the information concerning Ascent contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Liberty Media do not have any knowledge that any such information is untrue, neither the Purchaser nor Liberty Media takes any responsibility for the accuracy or completeness of such information or for any failure by Ascent to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND LIBERTY MEDIA

     The Purchaser, a Delaware corporation which is an indirect wholly owned subsidiary of Liberty Media, was organized to acquire Ascent and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of Liberty Media. All outstanding shares of capital stock of the Purchaser are indirectly owned by Liberty Media.

     Liberty Media is a Delaware corporation with its principal offices located at 9197 South Peoria Street, Englewood, Colorado 80112. Liberty Media is a leading media, entertainment and communications company with interests in a diverse group of public and private companies that are market leaders in their respective industries. Liberty Media has been an indirect wholly owned subsidiary of AT&T Corp. ("AT&T") since March 1999.

     Available Information. Liberty Media recently became subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Liberty Media's directors and officers, their remuneration, stock options and other matters, the principal holders of Liberty Media's securities and any material interest of such persons in transactions with Liberty Media is required to be disclosed in the Annual Report on Form 10-K, which will be filed with the Commission. Such reports and other information will be available for inspection at the Commission and copies thereof will be obtainable from the Commission in the same manner as is set forth with respect to Ascent in Section 8.

10. SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis (excluding those held by Liberty Media) and to pay other costs, fees and expenses related to the Offer and the Merger will be approximately $470 million. The Purchaser plans to obtain all funds needed for the Offer through a capital contribution from Liberty Media to the Purchaser at the time Shares tendered pursuant to the Offer are accepted for payment. In Amendment No. 1 to its Registration Statement on Form S-1 filed February 9, 2000, Liberty Media reported over $2.4 billion in working capital as of September 30, 1999. Liberty Media has available cash on hand sufficient to make this capital contribution.

11. CONTACTS AND TRANSACTIONS WITH ASCENT; BACKGROUND OF THE OFFER

     In August 1997, Fox Sports Rocky Mountain ("Fox Sports"), a partnership between Liberty Media and Fox News Corporation, entered into a seven-year agreement with Ascent for the local television rights (over-the-air and cable) for the Nuggets and the Avalanche, commencing with the 1997-1998 playing season.

     In November 1997, Liberty Denver Arena, LLC ("LDA"), a subsidiary of Liberty Media, invested $15 million in Ascent Arena. Through that investment, LDA acquired an interest in the capital of Ascent Arena and a profits interest of approximately 6.5% representing the right to receive distributions from Ascent Arena measured by defined distributions received from the Nuggets and the Avalanche. LDA has no management or operating rights with respect to Ascent Arena, the Nuggets or the Avalanche. LDA has certain put rights beginning in July 2005 to require Ascent to purchase from LDA its then current ownership interest at its fair market value. Likewise, Ascent has certain call rights beginning in July 2005 to purchase the LDA ownership interest at its then fair market value.

     From time to time during late 1998 and early 1999, Liberty Media and Ascent discussed the possibility of engaging in various business transactions that would involve certain of Liberty Media's programing capabilities and OCC's hotel operations. During this period, Liberty Media also considered the possibility of an acquisition of OCC, although Liberty Media was never able to develop an acceptable tax-efficient proposal to acquire Ascent's OCC position. In April 1999, Liberty Media executed customary confidentiality agreements with Ascent and OCC in furtherance of such discussions.

     During April and early May of 1999, representatives of Liberty Media had meetings and telephone conversations with representatives of Ascent and OCC in order to provide Liberty Media with certain requested information regarding OCC and ANS.

     On April 25, 1999, Ascent executed a definitive agreement (the "Laurie Agreement") providing for the sale of Ascent's sports-related businesses, including the Nuggets, the Avalanche and Ascent Arena (the "Sports Assets"), to two partnerships controlled by William J. and Nancy Walton Laurie for $400 million. Under the Laurie Agreement, Ascent would purchase LDA's interest in Ascent Arena immediately prior to closing.

     In May 1999, representatives of Liberty Media met with members of Ascent's management to describe a proposal pursuant to which Liberty Media would acquire Ascent in a taxable stock-for-stock transaction. The proposal was conditioned on the completion of due diligence and negotiation and execution of a definitive agreement.

     On June 22, 1999, Ascent entered into a definitive agreement providing for the settlement of three lawsuits filed by stockholders in the Delaware Chancery Court that had challenged the proposed sale of the Sports Assets under the Laurie Agreement. The settlement agreement provided for Ascent to conduct an open auction for the Sports Assets. Ascent retained Wasserstein Perella & Co. ("Wasserstein") as a new co-advisor with the prior advisor and Allen & Company Incorporated ("Allen") to conduct the auction. As part of the settlement, Ascent entered into a new purchase and sale agreement with the Laurie entities that provided that the Lauries could participate in the auction, and that they would purchase the Sports Assets for $400 million in the event that the auction did not produce a superior transaction.

     During late June and early July, representatives of DLJ had telephone conversations with representatives of Liberty Media. On July 14, 1999, Liberty Media sent a letter to Ascent outlining a revised proposal that contemplated a tax-free stock-for-stock transaction in which each Share would be exchanged for
 .4399 shares of Class A Liberty Media Group Common Stock ("LMGA"), or a value of approximately $16.24 per Share at that time. The exchange ratio was subject to adjustment based upon actual cash remaining after consummation of the sale of the Sports Assets. The revised proposal was still conditioned on the completion of due diligence and negotiation and execution of a definitive agreement, but contemplated that the definitive agreement would permit Ascent to solicit offers for the purchase of the Shares or Ascent's assets for a period of 60 days after execution of the definitive agreement. The revised proposal also provided that Liberty Media would be paid a break-up fee of $15 million if Ascent terminated the definitive agreement to pursue an alternative transaction.

     At the conclusion of the auction process, on July 27, 1999, Ascent and LDA executed a definitive agreement (the "Sturm Agreement") with the high bidder, The Sturm Group, a Denver-based private investment firm owned by Donald L. Sturm, for the purchase and sale of the Sports Assets for $461 million.

     On August 19, 1999, Liberty Media sent a revised term sheet to Ascent describing a transaction that contemplated a tax-free stock-for-stock transaction in which each Share would be exchanged for that number of shares of LMGA equal to $16.45 divided by the average closing price for LMGA over a specified trading period. The exchange ratio was not subject to adjustment based upon actual cash remaining after consummation of the sale of the Sports Assets, but the term sheet contemplated that Ascent would make a representation as to the amount of such cash. The term sheet proposal was still conditioned on the completion of due diligence and negotiation and execution of a definitive agreement. The term sheet provided that Ascent could solicit third party offers for a period of 60 days after execution of the definitive agreement, and provided that Liberty Media would be paid a break-up fee of $10 million if Ascent terminated the definitive agreement to pursue an alternative transaction, subject to a decrease if the merger was not approved by Ascent's stockholders after a significant decline in the market price of LMGA shares. Later that month, the parties executed the term sheet.

     On August 23, 1999, Liberty Media sent to Ascent an extensive financial and operating information request list. During late August and early September, Ascent, with the assistance of management of OCC, assembled all of the requested material and made it available to Liberty Media. In early September, representatives of Liberty Media also met with members of management of Ascent and OCC to discuss the financial and operating condition and prospects of OCC and ANS.

     In early September 1999, Liberty Media's legal advisors provided Ascent with a draft merger agreement generally based on the executed term sheet. Representatives of each of Ascent, DLJ and Ascent's legal advisors commenced negotiating the terms of the merger agreement with Liberty Media and its legal advisors.

     On September 18, 1999, a representative of Liberty Media contacted Ascent and indicated that Liberty Media would not finalize negotiations of the definitive merger agreement on the terms contemplated by the term sheet. The representative indicated that Liberty Media desired to pursue a transaction to acquire a significant competitor of OCC, and therefore Liberty Media would not agree to a merger agreement on the previously contemplated terms.

     On September 21, 1999, a representative of Liberty Media contacted Ascent to indicate that Liberty Media might still be willing to pursue a transaction under two new alternative proposals. The first proposal was to keep the current transaction structure as between Liberty Media and Ascent, but Liberty Media would have 30 days after entering into a definitive agreement to pursue an agreement with OCC's competitor. The second proposal was to keep the current transaction structure but to increase the certainty for Liberty Media by eliminating Ascent's ability to solicit other acquirors, and by providing a lock-up agreement with 10 percent of Ascent's stockholders, an option for Liberty Media to purchase 10 percent of Ascent's common stock at the deal price and retention of the proposed break-up fee. Negotiations between representatives of Liberty Media and Ascent continued during the following week.

     On September 28, 1999, Liberty Media sent a letter to Ascent outlining a revised proposal to acquire Ascent. This revised proposal contemplated that Liberty Media and Ascent would complete the merger agreement substantially as negotiated prior to September 21, with the following principal exceptions: (i) the price per Share used to determine the exchange ratio was increased from $16.45 to $17.00; (ii) Ascent would only be permitted to respond to unsolicited third-party offers as may be required to comply with the Ascent Board's fiduciary duties with respect to a superior proposal; (iii) Ascent would represent that before the date of the merger agreement, the OCC board of directors (the "OCC Board") had approved Liberty Media as an "interested stockholder" of OCC within the meaning of Section 203 of the DGCL; and (iv) Ascent would grant Liberty Media an option to purchase approximately 10 percent of the Shares on a fully diluted basis.

     On October 1, 1999, Ascent sent a letter to Liberty Media indicating its willingness to finalize a definitive merger agreement substantially as outlined in the September 28 letter, without the option. During October 1999, management and Ascent's legal advisors negotiated with representatives of Liberty Media, AT&T and their respective legal advisors

     On October 20, 1999, Liberty Media, AT&T and Ascent executed a definitive merger agreement (the "October Merger Agreement") pursuant to which Liberty Media would acquire Ascent in an all-stock merger transaction. In the merger, each Share was to be converted into 0.4626 shares of LGMA. The transaction was conditioned upon the sale of the Sports Assets to The Sturm Group pursuant to the Sturm Agreement.

     After the execution of the October Merger Agreement, the agreement between Ascent and The Sturm Group was renegotiated. In connection with such renegotiation, on October 31, 1999, Liberty Media agreed not to terminate the October Merger Agreement while Liberty Media and Ascent continued to renegotiate the October Merger Agreement in light of the changes to the sale of the Sports Assets. In late November, as the likelihood increased that the sale of the Sports Assets would not occur, representatives of Liberty Media and Ascent attempted to negotiate a mutually acceptable transaction in which Liberty Media could acquire OCC even if Ascent did not sell the Sports Assets.

     On November 29, 1999, Liberty Media informed Ascent that it was electing to terminate the October Merger Agreement. On this same date, Ascent set a deadline of December 1, 1999 for The Sturm Group to reach an agreement with the City on all outstanding issues related to the sale of the Sports Assets.

     On December 1, 1999, Ascent announced that the Sturm Agreement had been terminated.

     On December 21, 1999, Ascent announced that it was continuing to seek a qualified buyer for the Sports Assets with the continued assistance of Allen and Wasserstein. Ascent also announced that it was exploring other strategic alternatives in response to the termination of the October Merger Agreement, which alternatives could include a sale of OCC or ANS, other transactions involving OCC or other transactions involving the entire company with the continued assistance of DLJ.

     In early 2000, Liberty Media was approached by several parties expressing an interest in acquiring the Sports Assets but not Ascent's other operations, including its OCC position. In light of those discussions and its interest in Ascent's OCC interest and other assets, Liberty Media decided to try to formulate a plan to acquire Ascent and then sell the Sports Assets. Liberty Media concluded that such a transaction was feasible and that it could successfully consummate a sale of the Sports Assets, although no such transaction has been agreed to.

     On Friday, February 18, 2000, representatives of Liberty Media met with representatives of Ascent, including Charles Neinas, Ascent's chairman, and DLJ. Liberty Media's representatives delivered a letter outlining a transaction in which Liberty Media would acquire all of the Shares for $14.00 in cash in a two-step transaction contemplating a first-step tender offer. Liberty Media's representatives also said that if Ascent was not prepared to negotiate a definitive merger agreement on the terms set forth in the proposal by the opening of the public markets on Tuesday, February 22, 2000 (Monday being a holiday), then Liberty Media would announce a tender offer for up to 14% of the Shares. DLJ and Ascent's representatives then spoke with Liberty Media's representatives but were unable to reach an agreement that both parties were prepared to accept. Liberty Media's representatives departed and indicated that they would be available over the weekend if Ascent wanted to reopen the negotiations.

     On February 19, representatives of Ascent requested an increase in the cash consideration being offered and also requested that Liberty Media's offer to purchase would not be conditioned on the absence of a subsequent material adverse change to Ascent. Liberty Media agreed to increase the consideration to $15.25 per Share and stated that there would not be a material adverse change condition. Through the holiday weekend of February 19-21, 2000, representatives of Liberty Media and Ascent held discussions that led to the negotiation of a definitive agreement. On February 22, 2000, Liberty Media and Ascent executed the Merger Agreement under which Liberty Media will acquire Ascent as described herein.

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

12. PURPOSE OF THE OFFER; PLANS FOR ASCENT; ASCENT INDENTURE; THE MERGER
    AGREEMENT

PURPOSE

     The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Ascent. The Offer, as the first step in the acquisition of Ascent, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all of the capital stock of Ascent not purchased pursuant to the Offer or otherwise. If the Purchaser owns a majority of the issued and outstanding Shares following the consummation of the Offer, it will have the ability under the DGCL to approve the Merger without the approval of the holders of any other Shares.

PLANS FOR ASCENT

     In connection with the Offer, Liberty Media has reviewed, and will continue to review, various possible business strategies that Ascent may pursue in the event that the Purchaser acquires control of Ascent, whether pursuant to the Offer, the Merger or otherwise. Such strategies could include, among other things, changes in Ascent's business, corporate structure, capitalization or management.

     The Purchaser and Liberty Media intend to continue discussions with potential buyers of the Sports Assets with a view to consummating such a sale within the foreseeable future. The Purchaser and Liberty Media believe that a transaction can be achieved, but if that process is not successful, the Purchaser and Liberty Media will consider other business strategies respecting the Sports Assets. Any such sale would require the consents of the NBA and the NHL, and depending on the manner in which it is structured, the City and County of Denver.

ASCENT INDENTURE

     Ascent is a party to an Indenture dated as of December 22, 1997 with The Bank of New York, as trustee (the "Indenture"). Pursuant to the Indenture, Ascent has outstanding $225 million aggregate principal amount at maturity of 11 7/8% Senior Secured Discount Notes Due 2004 (the "Notes"). Under the Indenture, if a "change of control" (as defined in the Indenture) of Ascent occurs, Ascent is required to make an offer to repurchase the Notes at 101% of Accreted Value (as defined in the Indenture) within 90 days of the change of control. At June 15, 2000, Accreted Value will be $749.5 per $1,000 aggregate principal amount. A change of control (as defined in the Indenture) will occur if the Minimum Condition is satisfied and the Purchaser purchases the tendered Shares.

THE MERGER AGREEMENT

     The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "-- Conditions to the Merger," the Purchaser will be merged with and into Ascent, and each issued Share (other than (i) Shares owned by Liberty Media, the Purchaser, Ascent or any other subsidiary of Liberty Media or Ascent, or (ii) dissenting Shares) will be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash equal to $15.25. The "Surviving Corporation" of the Merger will be Ascent.

     Vote Required To Approve Merger. The DGCL requires the Ascent Board and the holders of a majority of the outstanding Shares (including those owned by us) to approve the Merger and the Merger Agreement. The Ascent Board has given its approval; consequently, only the approval by Ascent's stockholders is required. Under the DGCL and Ascent's charter, if we acquire, through the Offer or otherwise, at least a majority of the outstanding Shares (which will be the case if the Minimum Condition is satisfied and we accept for payment the Shares tendered pursuant to the Offer), we would have sufficient voting power to effect the Merger through our sole written consent and without the affirmative vote of any other stockholder of Ascent or the holding of a meeting of stockholders.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each of the Purchaser, Liberty Media and Ascent to effect the Merger are subject to the satisfaction or waiver of the following conditions:
(a) the Merger Agreement and the Merger having been approved and adopted by the requisite vote of the stockholders of Ascent to the extent required by the DGCL and Ascent's charter; (b) any applicable waiting period under the HSR Act having expired or been terminated; (c) no injunction, restraining order or decree issued or entered by any governmental authority, or other legal restraint or prohibition, shall be in effect preventing or materially restraining consummation of the Merger Agreement; and (d) the Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer, provided, however, that neither Liberty Media nor the Purchaser may invoke this last condition if the Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Merger Agreement or the Offer.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time") notwithstanding any prior approval by the stockholders of Ascent:

          (i) by mutual written consent duly authorized by the Board of Directors of Liberty Media, the Purchaser and the Ascent Board prior to date of the election or appointment of the Purchaser's designees to the Ascent Board as set forth below under "-- Board of Directors" (the "Purchaser's Election Date"); or

          (ii) by Liberty Media or Ascent if

             (a) the Minimum Condition has not been satisfied during a 10 business day extension of the Offer following the initial Expiration Date, but all other conditions have been satisfied; or

             (b) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (iii) by Liberty Media, if due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in Section 14, the Purchaser shall have (a) failed to commence the Offer within 10 days following the date of the Merger Agreement or (b) terminated the Offer without having accepted any Shares for payment thereunder, unless such failure was caused by or resulted from the failure of Liberty Media or the Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Liberty Media or the Purchaser of any material representation or warranty of either of them contained in the Merger Agreement; or

          (iv) by Ascent, upon approval of the Ascent Board, if

             (a) the Purchaser shall have (A) failed to commence the Offer within 10 days following the date of the Merger Agreement or (B) terminated the Offer without having accepted any Shares for payment thereunder, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Ascent to satisfy the conditions set forth in paragraphs (f) or (g) of Section 14;

             (b) prior to the purchase of Shares pursuant to the Offer, the Ascent Board shall have withdrawn or modified in a manner adverse to Liberty Media or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement in order to approve any bona fide written Alternative Proposal (as defined below) to acquire, directly or indirectly, more than 50% of the shares of Shares then outstanding or all or substantially all the assets of Ascent and that the Ascent Board determines in good faith, after taking into account the advice of a financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Alternative Proposal, is more favorable to Ascent's stockholders than the Offer and the Merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Ascent Board (a "Superior Proposal"); provided, that (x) Ascent has made payment to Liberty Media of $18 million and (y) has deposited $2 million with a mutually acceptable escrow agent for reimbursement of Liberty Media's and Purchaser's expenses; or

             (c) Liberty Media or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Liberty Media or the Purchaser, as applicable, except, in any case, such failures that are not reasonably likely to affect adversely the ability of Liberty Media or the Purchaser to complete the Offer or the Merger.

     No Solicitation. The Merger Agreement provides that Ascent will not, directly or indirectly, through any subsidiary, affiliate, officer, director, employee, agent or representative or otherwise (a) solicit or initiate proposals or offers from, furnish any non-public information to, or negotiate with, any person in favor of, or (b) approve, vote for, recommend or execute, or permit Ascent or any of its subsidiaries to execute, any agreements or understandings, with respect to any proposal (other than as contemplated by the Merger Agreement or otherwise proposed by Liberty Media or its affiliates) for (i) a merger, consolidation, share exchange, reorganization, other business combination, recapitalization or similar transaction involving Ascent or any of its subsidiaries, (ii) the acquisition, directly or indirectly, of an equity interest representing greater than 20% of the voting securities of Ascent or any of its subsidiaries, (iii) the acquisition of a substantial portion of any of the assets of Ascent or any of its subsidiaries (including without limitation Ascent's interests in OCC), (iv) any transfer or sale of all or any material part of the assets related to the Sports Assets, or (v) any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement (an "Alternative Proposal"); provided, however, that the foregoing provision does not prohibit Ascent or the Ascent Board, to the extent the Ascent Board determines in its good faith judgment that it is required by its fiduciary duties under applicable law after taking into account the advice of Ascent's outside legal counsel, from providing information to, participating in discussions or negotiating with any third party that delivers a Superior Proposal that was not solicited in violation of the foregoing. Upon execution of the Merger Agreement, Ascent agreed to immediately cease and terminate all activities, discussions or negotiations with any persons with respect to any Alternative Proposal. In addition, the Ascent Board agreed not to recommend that the stockholders of Ascent tender their shares in connection with a tender offer except to the extent the Ascent Board determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Ascent Board to stockholders under applicable law, after taking into account the advice of outside legal counsel. In addition, Ascent is required under the Merger Agreement to notify Liberty Media promptly after receipt of any Alternative Proposal or of certain requests for non-public information relating to Ascent or any of its subsidiaries or for access to the properties, books or records of Ascent or any subsidiary thereof by any person who is known to be considering making, or has made, an Alternative Proposal. Liberty Media has requested that Ascent continue to seek a qualified buyer of the Sports Assets notwithstanding this provision.

     Ascent covenants and agrees with Liberty Media that prior to the effectiveness of the Merger, Ascent and its subsidiaries will not, and will not agree with any person to (i) voluntarily sell, dispose of, tender or exchange any shares of OCC Stock owned by Ascent or any subsidiary of Ascent (including in connection with a tender offer, exchange offer or similar transaction) (the "Company OCC Shares"), (ii) vote, or execute a written consent or proxy with respect to Company OCC Shares, in favor of any acquisition by any person of OCC, of any equity interest in OCC, or of a material portion of the assets of OCC (an "OCC Alternative Transaction") or (iii) publicly recommend any OCC Alternative Transaction or otherwise express an intention to take any of such actions; provided that Ascent's obligations to cause its representatives on the Board of Directors of OCC (or any committee thereof) to take any action (or to refrain from taking any action) in compliance with this Section shall be subject in all respects to such persons' fiduciary duties under applicable law.

     Termination Fee; Fees and Expenses. The Merger Agreement provides that Ascent will pay Liberty Media the sum of (x) Liberty Media's expenses actually incurred in an amount not to exceed $2 million and (y) $18 million (the "Termination Fee") upon demand if (i) Liberty Media or the Purchaser terminates the Merger Agreement pursuant to subparagraph (iii) under "-- Termination of the Merger Agreement" as a result of conditions set forth in paragraph (e) (ii),
(iii) or (iv) of Section 14; or (ii) prior to any termination of the Merger Agreement (other than by Ascent pursuant to subsection (c) of subparagraph (iv) under "-- Termination of the Merger Agreement"), an Alternative Proposal or OCC Alternative Transaction shall have been made and within 12 months of such termination, a transaction constituting an Alternative Proposal or OCC Alternative Transaction is consummated or Ascent enters into or causes OCC to enter into an agreement with respect to, approves or recommends or takes any action to facilitate such proposal. Except as set forth above in this paragraph, all other costs and expenses incurred in connection with the Merger Agreement and the transactions are to be paid by the party incurring such expenses, whether or not any transaction is consummated.

     Conduct of Business. The Merger Agreement provides that from the date of the Merger Agreement until the Purchaser's Election Date, Ascent will (and will cause its subsidiaries to), conduct its business in the ordinary course of business and consistent with past practices, preserve intact its business organization, preserve in full force and effect its licenses, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it. Ascent is obligated to confer on a regular basis with Liberty Media, report on operational matters and promptly advise Liberty Media of any material adverse change. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of Ascent prior to the Purchaser's Election Date without the prior consent of Liberty Media, relating to among other things, amendments to its organizational documents, issuances or sales of its securities, changes in capital structure, dividends and other distributions, repurchases or redemptions of securities, changes to material contracts, material acquisitions or dispositions, increases in compensation or adoption of new benefit plans, changes in accounting methods, tax elections, settlement of litigation, incurrence of certain indebtedness, and certain other material events or transactions.

     Board of Directors. The Merger Agreement provides that promptly upon the purchase of and payment for Shares by the Purchaser pursuant to the Offer, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Ascent Board as will give the Purchaser representation on the Ascent Board equal to the product of the total number of directors on the Ascent Board (giving effect to the directors elected pursuant to this provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser and its affiliates bears to the total number of Shares then outstanding. Ascent has agreed that it will promptly take all actions necessary to cause the Purchaser's designees to be so elected as directors of Ascent, including increasing the size of the Ascent Board or securing the resignations of incumbent directors or both. The Merger Agreement provides that at such times, Ascent shall also use its best efforts to cause persons designated by the Purchaser to constitute the same percentage as persons designated by the Purchaser shall constitute of the Ascent Board of (i) each committee of the Ascent Board (some of whom may be required to be independent as required by applicable law), (ii) each board of directors of each domestic subsidiary (including OCC, realizing that Ascent has the right to appoint only a majority of the OCC board) and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, the Merger Agreement provides that until the time the Purchaser acquires a majority of the then outstanding Shares on a fully diluted basis, Ascent shall use its best efforts to ensure that all the members of the Ascent Board and each committee of the Ascent Board and such boards and committees of the domestic subsidiaries as of the date hereof who are not employees of Ascent shall remain members of the Ascent Board and of such boards and committees.

     Stock Options; Stock Appreciation Rights. At the Effective Time, each outstanding option to purchase Shares or other similar interest (collectively, the "Options") granted under any Ascent stock plan, whether or not then exercisable or vested, will be cancelled and, in exchange therefor, each holder of such Option shall receive an amount in cash in respect thereof, if any, equal to the product of (i) the excess, if any, of $15.25 over the per share exercise price thereof and (ii) the number of shares subject thereto. At the Effective Time, each outstanding stock appreciation right ("SAR") granted under any Ascent stock plan, whether or not then exercisable or vested, will be cancelled and, in exchange therefor, each holder of such SAR shall receive an amount in cash in respect thereof, if any, equal to the product of (i) the excess, if any, of $15.25 over the per share exercise price thereof and (ii) the number of shares subject thereto.

     Employee Benefit Matters. The Merger Agreement provides that neither Liberty Media nor the Surviving Entity shall be required to maintain any Ascent plan after the Effective Time. Liberty Media agrees to cause the Surviving Entity to assume and honor without modification the severance and cash severance payment provisions of certain specified employment agreements and change of control severance plan of Ascent (the "Employee Severance Agreements"), with any cash severance payments pursuant thereto to be made in a lump sum not later than the Effective Time. Each of Liberty Media and Ascent acknowledges that the consummation of the Offer as provided herein will constitute a "Change of Control" for purposes of the Employee Severance Agreements and, accordingly, as of the Effective Time, each of the individuals party to such agreements will be entitled to (x) a cash severance payment as provided in such agreements in the manner described in the previous sentence, (y) provision of the other fringe benefits provided in such agreements and (z) accelerated vesting of the stock appreciation rights and options with respect to Ascent Common Stock held by such individuals as provided in such agreements. Prior to the Closing, Ascent shall take such action as is necessary in accordance with the terms of the Employee Severance Agreements to terminate all individuals covered by such agreements, effective as of the Effective Time, subject to the making of the cash severance payments and provisions for the other benefits referred to earlier in this paragraph.

     Indemnification, Exculpation and Insurance. The Merger Agreement provides that from and after the Effective Time, Liberty Media and the Surviving Entity will jointly and severally indemnify, defend and hold harmless the present and former officers, directors and employees of Ascent and any of its subsidiaries, and any person who is or was serving at the request of Ascent as an officer, director or employee or agent of another person (each, an "Indemnified Party" and together, the "Indemnified Parties") (and will also advance expenses as incurred to the fullest extent permitted under the DGCL, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), against (i) all losses, costs, expenses, claims, damages, judgments or liabilities in connection with any claim, action, suit, proceeding or investigation based on the fact that the Indemnified Party is or was an officer, director or employee of Ascent or any of its subsidiaries pertaining to any matter existing or occurring before or at the Effective Time (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities pertaining to the transactions contemplated by the Merger Agreement, in each case to the fullest extent permitted under the DGCL; provided, however, that such indemnification will be provided only to the extent any directors' and officers' liability insurance policy of Ascent or its subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder. The Surviving Entity shall, and Liberty Media shall cause the Surviving Entity to, maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Ascent and Ascent's subsidiaries with respect to matters occurring prior to or at the Effective Time; provided, however, that (i) the Surviving Entity may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and (ii) the Surviving Entity shall not be required to pay an annual premium for such insurance in excess of three times the last annual premium paid prior to February 22, 2000, but in such case will purchase the maximum coverage for such amount. Neither Liberty Media nor the Surviving Entity will be liable for any settlement effected without its prior written consent, which consent, however, will not be unreasonably withheld or delayed.

     Reasonable Efforts; Notification. The Merger Agreement provides that each of Ascent, Liberty Media and the Purchaser agree to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable. These obligations include, among other things and subject to certain exceptions, cooperating with and providing reasonable assistance to each other in (i) the preparation and filing of any documents with the Commission; (ii) using commercially reasonable efforts to obtain all necessary consents, approvals, waivers, licenses or permits, and giving all necessary notices to and making all necessary filings with any governmental entity or other person required to be obtained or made by Liberty Media, the Purchaser, Ascent or any of their subsidiaries in connection with the taking of any action contemplated by the Merger Agreement; (iii) using commercially reasonable efforts to lift certain types of permanent or preliminary injunctions or restraining orders or decrees; and (iv) providing information and making all applications and filings as may be necessary or reasonably requested in connection with the Merger Agreement.

     Competitor Transaction. The Merger Agreement contains a covenant prohibiting Liberty Media and its controlled subsidiaries from, at any time prior to the earlier of the termination of the Merger Agreement or the Effective Time, effecting or entering into any agreement to effect a merger, consolidation, asset disposition, recapitalization or another transaction resulting in the transfer of securities or assets of LodgeNet Entertainment Corporation.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties from each of the parties.

     Amendment; Extension; Waiver. The Merger Agreement may be amended by the Boards of Directors of all the parties, at any time before or after approval and adoption of the Merger Agreement and the Merger by the stockholders of Ascent, but, after any such approval by the stockholders of Ascent, no amendment may be made that by law requires further approval by such stockholders of Ascent without such further approval. At any time prior to the Effective Time, the parties, by action taken or authorized by each such party's Board of Directors, may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger

Agreement, (iii) waive compliance by the other party with any of the agreements or covenants of such other party contained in the Merger Agreement, or (iv) waive compliance with any condition to such waiving party's obligation to consummate the transactions contemplated by the Merger Agreement or to any other obligation of such party.

     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d) to the Schedule TO. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

APPRAISAL RIGHTS

     The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under
Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

GOING PRIVATE TRANSACTIONS

     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

     Except as otherwise described in this Offer to Purchase, the Purchaser and Liberty Media have no current plans or proposals that would relate to, or result in, an extraordinary corporate transaction involving Ascent, such as a merger, reorganization or liquidation involving Ascent or any of its subsidiaries, a sale or transfer of a material amount of assets of Ascent or any of its subsidiaries, any change in the present Board of Directors or management of Ascent including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board of Directors, any material change in Ascent's present capitalization or dividend policy, any other material change in Ascent's corporate structure or business, causing a class of securities of Ascent to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or a class of equity securities of Ascent becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

13. DIVIDENDS AND DISTRIBUTIONS

     If on or after the date of the Merger Agreement Ascent (a) splits, combines or otherwise changes the Shares or its capitalization, (b) acquires Shares or otherwise causes a reduction in the number of Shares, (c) issues or sells additional Shares (other than the issuance of Shares reserved for issuance as of the date of the Merger Agreement under option and employee stock purchase plans in accordance with their terms as publicly disclosed as of the date of the Merger Agreement) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (d) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser, in its sole discretion, may make such adjustments in the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change or action, including, without limitation, the Minimum Condition or the number or type of securities offered to be purchased.

     If on or after the date of the Merger Agreement Ascent declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer into the name of the Purchaser or its nominees or transferees on Ascent's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to the Purchaser's rights under Section 14, (a) the purchase price per Share payable by the Purchaser pursuant to the Offer shall be reduced by the amount of any such cash dividend or cash distribution and (b) any such non-cash dividend, distribution, issuance, proceeds or rights to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or rights and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of the Purchaser to pay for or return tendered shares of Common Stock promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and (subject to any such rules or regulations and except as provided in the Agreement) may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied,
(ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding brought by any governmental entity (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Liberty Media, the Purchaser or any other affiliate of Liberty Media pursuant to the Offer, or the consummation of the Merger, or seeking to obtain material damages in connection with the Merger; (ii) seeking to prohibit or limit materially the ownership or operation by Ascent, Liberty Media or any of their subsidiaries of all or any material portion of the business or assets of Ascent, or to compel Ascent, to dispose of or hold separate all or any material portion of the business or assets of Ascent, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Liberty Media, the Purchaser or any other affiliate of Liberty Media to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer, or otherwise on all matters properly presented to Ascent's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, or making the holding of such Shares illegal or subject to any materially burdensome requirement or condition; (iv) seeking to prohibit Liberty Media or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of Ascent and its subsidiaries; (v) seeking to require divestiture by Liberty Media, the Purchaser or any other affiliate of Liberty Media of any Shares; (vi) prohibiting or unreasonably delaying consummation of the Offer, the Merger or increasing in any material respect the liabilities or obligations of Liberty Media arising out of the Merger Agreement, the Offer or the Merger; or (vii) that otherwise is reasonably likely to materially adversely affect Ascent and its subsidiaries taken as a whole;

          (b) there shall have been issued any permanent or preliminary injunction or restraining order or decree resulting from any action or proceeding brought by any person other than any governmental entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have been any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Liberty Media, Ascent or any subsidiary or affiliate of Liberty Media or Ascent or (ii) the Offer or the Merger, by any governmental entity, in the case of both (i) and (ii) other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (v) of paragraph (a) above;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the U.S.; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed or Liberty Media or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Liberty Media or any of its affiliates; (ii) the Board of Directors shall have withdrawn or modified in a manner adverse to Liberty Media or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement or approved or recommended any Alternative Proposal or OCC Alternative Transaction, or any other takeover proposal or any other acquisition of Shares or OCC Shares other than the Offer and the Merger; (iii) Ascent shall have entered into any agreement with respect to a Superior Proposal; or (iv) the Board shall have resolved to do any of the foregoing;

          (f) any of the representations and warranties of Ascent set forth in the Merger Agreement shall not have been true and correct at the date of the Merger Agreement, and as a result thereof there shall have been, or it is reasonable to foresee that there will be, a material adverse effect on the business, assets, results of operations or financial condition of Ascent and its subsidiaries taken as a whole;

          (g) Ascent shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Ascent to be performed or complied with by it under the Merger Agreement;

          (h) the Merger Agreement shall have been terminated in accordance with its terms; and

          (i) the Purchaser and Ascent shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

     Pursuant to the foregoing conditions, if Liberty Media and Ascent are unsuccessful in obtaining an STA from the FCC, as discussed in Section 15 below, the Purchaser will not purchase Shares until Long Form Approval has been obtained from the FCC or Liberty Media is otherwise satisfied, in its sole discretion, that the Shares can be purchased without violating the Communications Act. See Section 15 "CERTAIN LEGAL MATTERS -- FCC Approvals and Regulation."

     The foregoing conditions are for the sole benefit of the Purchaser and Liberty Media and may be asserted by the Purchaser or Liberty Media regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or Liberty Media in whole or in part at any time and from time to time in their sole discretion. The failure by Liberty Media or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by Ascent with the Commission and other publicly available information concerning Ascent and discussions of representatives of

Liberty Media with representatives of Ascent, none of the Purchaser, Liberty Media or Ascent is aware of any license or regulatory permit that appears to be material to the business of Ascent and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of Ascent's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Liberty Media currently contemplate that such approval or other action will be sought, except as described below under "-- State Takeover Laws." While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Ascent's business or that certain parts of Ascent's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for a description of certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Section 203 of the DGCL, in general, prohibits a Delaware corporation such as Ascent from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an Interested Stockholder unless, among other things, prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder's becoming an Interested Stockholder. The Ascent Board, as well as the Board of Directors of OCC, of which Ascent owns approximately 57%, has approved the Merger Agreement and the transactions contemplated thereby. Therefore, Section 203 of the DGCL is inapplicable to the Merger.

     Based on information supplied by Ascent, the Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Liberty Media has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Liberty Media of a Notification and Report Form with respect to the Offer, unless Liberty Media receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termina-tion of the waiting period is granted. Liberty Media effected an appropriate filing on February 25, 2000. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the filing parties. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of Ascent. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Ascent or its subsidiaries or Liberty Media or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     FCC Approvals and Regulation. Ascent holds a number of FCC licenses in connection with the operation of its ANS division, and, therefore, is subject to regulation by the FCC. Such licenses and renewals thereof are granted when and if the FCC finds that the public interest, convenience and necessity will be served thereby. The FCC is also empowered to modify and revoke such licenses, and deny applications for renewals of such licenses.

     The Communications Act prohibits the transfer of control of any licensee, or the assignment of any license without prior FCC approval. Such approval is referred to herein as "Long Form Approval." The consummation of the Offer would result in a transfer of control of Ascent, the holder of such FCC licenses, to the Purchaser. Thus, unless the parties obtain from the FCC a satisfactory Special Temporary Authorization (an "STA") permitting the Purchaser to consummate the Offer and permitting the Purchaser to operate the licensed facilities on a temporary basis pending review of the parties' "long form" application, Long Form Approval by the FCC would be required before the Offer could be consummated.

     Liberty Media and Ascent filed on February 25, 2000 a "long form" application with the FCC seeking Long Form Approval. Interested parties have 30 days after the public notice of acceptance by the FCC for filing of such application to file petitions to deny approval of the application, and the final resolution of the application could take several months. Liberty Media and Ascent have also submitted to the FCC a request for the grant of an STA, which would permit the Purchaser to consummate the Offer and would allow the Purchaser to operate the licensed facilities on a temporary basis pending Long Form Approval by the FCC.

     PURSUANT TO THE CONDITIONS SET FORTH IN SECTION 14 ABOVE, IF LIBERTY MEDIA AND ASCENT ARE UNSUCCESSFUL IN OBTAINING AN STA FROM THE FCC, THE PURCHASER WILL NOT PURCHASE SHARES UNTIL LONG FORM APPROVAL HAS BEEN OBTAINED FROM THE FCC OR LIBERTY MEDIA IS OTHERWISE SATISFIED, IN ITS SOLE DISCRETION, THAT THE SHARES CAN BE PURCHASED WITHOUT VIOLATING THE COMMUNICATIONS ACT.

     If, by the initial Expiration Date, the FCC has not granted the parties' request for an STA, Liberty Media will extend the Offer and retain all tendered Shares until the new Expiration Date, subject to the terms of the Offer and the Merger Agreement, and attempt to obtain Long Form Approval. There can be no assurance that an STA will be obtained from the FCC on satisfactory terms and conditions or that Long Form Approval will be obtained.

16. FEES AND EXPENSES

     J.P. Morgan Securities Inc. is acting as Dealer Manager in connection with the Offer. Liberty Media has agreed to pay J.P. Morgan Securities Inc. reasonable and customary fees for such services. Liberty Media has also agreed to reimburse J.P. Morgan Securities Inc. for its expenses, including the fees and reasonable expenses of its counsel in connection with its engagement, and to indemnify J.P. Morgan Securities Inc. and certain related persons against certain liabilities and expenses, including certain liabilities under federal securities laws.

     J.P. Morgan Securities Inc. has rendered various investment banking and other advisory services to Liberty Media and its affiliates in the past and is expected to continue to render such services for which it has received and will continue to receive customary compensation from Liberty Media and its affiliates.

     The Purchaser and Liberty Media have retained D. F. King & Co., Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

     Neither the Purchaser nor Liberty Media will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Liberty Media is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Liberty Media becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR LIBERTY MEDIA NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Liberty Media have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Ascent has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                            LIBERTY AEG ACQUISITION, INC.

February 29, 2000

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                  LIBERTY MEDIA CORPORATION AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF LIBERTY MEDIA CORPORATION. The following table sets forth the name of each director and executive officer of Liberty Media. Unless otherwise indicated below, each occupation set forth below opposite each person refers to employment with Liberty Media. The business address of each such person is c/o Liberty Media Corporation, 9197 South Peoria Street, Englewood, Colorado 80112 and the business telephone number of each such person is (720) 875-5400, and each such person is a citizen of the United States of America.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
John C. Malone.......................  Chairman of the Board and a director since 1990. Dr. Malone has also served, since December 1996, as Chairman of the
                                       Board and a director of TCI Satellite Entertainment, Inc.
                                       Dr. Malone served as Chairman of the Board of TCI from
                                       November 1996 to March 1999, as Chief Executive Officer of
                                       TCI from January 1994 to March 1999, and as President of TCI from January 1994 to March 1997. Dr. Malone served as Chief
                                       Executive Officer of TCI Communications, Inc., the domestic cable subsidiary of TCI prior to the AT&T merger ("TCIC"), from March 1992 to October 1994, and as President of TCIC
                                       from 1973 to October 1994. Dr. Malone is also a director of
                                       AT&T, The Bank of New York, TCI, TCI Satellite
                                       Entertainment, Inc. and At Home Corporation.
Robert R. Bennett....................  President and Chief Executive Officer and a director since
                                       April 1997. Mr. Bennett served as Executive Vice President of TCI from April 1997 to March 1999. Mr. Bennett served as
                                       Executive Vice President and Chief Financial Officer,
                                       Secretary and Treasurer of Liberty Media Corporation from
                                       June 1995 through March 1997, and as Senior Vice President of Liberty Media Corporation from September 1991 to June
                                       1995. Mr. Bennett also served as acting Chief Financial
                                       Officer of Liberty Digital, Inc. from June 1997 to July
                                       1997. Mr. Bennett is a director of TV Guide, Inc., Teligent,
                                       Inc. and USA Networks, Inc. and is Chairman of the Board of
                                       Liberty Digital, Inc.
Gary S. Howard.......................  Executive Vice President, Chief Operating Officer and a
                                       director since July 1998. Mr. Howard has also served as
                                       Chief Executive Officer of TCI Satellite Entertainment, Inc.
                                       since December 1996. Mr. Howard served as Executive Vice
                                       President of TCI from December 1997 to March 1999; as Chief
                                       Executive Officer, Chairman of the Board and a director of
                                       TV Guide, Inc. from June 1997 to March 1999; and as
                                       President and Chief Executive Officer of TCI Ventures Group,
                                       LLC from December 1997 to March 1999. Mr. Howard served as
                                       President of TV Guide, Inc. from June 1997 to September
                                       1997; as President of TCI Satellite Entertainment, Inc. from
                                       February 1995 through August 1997; as Senior Vice President of TCIC from October 1994 to December 1996; and as Vice
                                       President of TCIC from December 1991 through October 1994.
                                       Mr. Howard is a director of TV Guide, Inc., Liberty Digital,
                                       Inc., TCI Satellite Entertainment, Inc. and Teligent, Inc.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
David B. Koff........................  Senior Vice President since February 1998. Mr. Koff has also served as Vice President and Assistant Secretary of Liberty
                                       Digital, Inc. since January 1998. Mr. Koff served as Vice
                                       President -- Corporate Development of Liberty Media
                                       Corporation from August 1994 to February 1998, and as
                                       special counsel to Liberty Media Corporation from March 1993 to August 1994. Mr. Koff also served as interim President
                                       and Chief Executive Officer of Liberty Digital, Inc. from
                                       May 1997 to January 1998. Mr. Koff is a director of Liberty
                                       Digital, Inc.
Charles Y. Tanabe....................  Senior Vice President and General Counsel since January
                                       1999. Prior to joining Liberty Media Corporation, Mr. Tanabe was a member of Sherman & Howard L.L.C., a law firm based in
                                       Denver, Colorado, for more than five years.
Carl E. Vogel........................  Senior Vice President since December 1999. Mr. Vogel served as Executive Vice President/Chief Operating Officer of Field
                                       Operations for AT&T Broadband & Internet Services from June
                                       1999 until joining Liberty Media Corporation. He served as
                                       Chairman and Chief Executive Officer of Primestar, Inc. from
                                       June 1998 to June 1999. From October 1997 to June 1998, Mr.
                                       Vogel was Chief Executive Officer of Star Choice
                                       Communications. From March 1994 to March 1997, he served
                                       first as Executive Vice President and Chief Operating
                                       Officer and later as President of EchoStar Communications
                                       Corporation. Mr. Vogel began his career at Arthur Andersen &
                                       Co. and subsequently held several senior level financial and operating positions at Jones Intercable, Inc. Mr. Vogel is a director of Canadian Satellite Communications.
Peter N. Zolintakis..................  Senior Vice President of Tax Strategy since November 1998.
                                       Prior to joining Liberty, Mr. Zolintakis was a partner of
                                       PricewaterhouseCoopers, where he specialized, for more than five years, in the tax issues relating to corporate mergers, acquisitions, divestitures and restructurings for clients
                                       primarily in the cable television and high technology
                                       industries.
Vivian J. Carr.......................  Vice President since June 1993 and was appointed Secretary in August 1994. Ms. Carr served as Director of Investor
                                       Relations from March 1991 to June 1993.
Kathryn S. Douglass..................  Vice President since September 1997 and Controller since
                                       September 1993. Ms. Douglass served as Accounting Manager
                                       from October 1991 to September 1993.
David J.A. Flowers...................  Vice President and Treasurer since April 1997. Mr. Flowers served as Vice President -- Portfolio Manager from June 1995 to April 1997. Prior to joining Liberty Media Corporation,
                                       Mr. Flowers held several positions at Toronto Dominion Bank from August 1989 to June 1995, including Managing Director in its Media Finance Group.
Paul A. Gould........................  Director since March 1999. Mr. Gould has also served as a
                                       Managing Director and Executive Vice President of Allen &
                                       Company Incorporated, an investment banking services
                                       company, for more than the last five years. Mr. Gould served as a director of TCI from December 1996 to March 1999 and of
                                       Liberty from November 1992 to August 1994. Mr. Gould is a
                                       director of TCI and Sunburst Hospitality Corporation.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Jerome H. Kern.......................  Director since March 1999. Mr. Kern served as Vice Chairman and as a consultant of TCI from June 1998 to March 1999.
                                       Prior to joining TCI, Mr. Kern was Special Counsel with the law firm of Baker Botts L.L.P. from July 1996 to June 1998 and a senior partner of Baker Botts L.L.P. from September
                                       1992 to July 1996. Mr. Kern served as a director of TCIC
                                       from December 1993 to August 1994. Mr. Kern is a director of
                                       TCI.
John C. Petrillo.....................  Director since March 1999. Mr. Petrillo has served as
                                       Executive Vice President of Corporate Strategy and Business
                                       Development for AT&T since May 1996. Mr. Petrillo was the
                                       President of AT&T's Business Communications Services from
                                       1993 to 1995 and also served as AT&T Vice President of
                                       Strategic Planning from 1991 to 1993, AT&T Vice President of
                                       Business Communications Services in 1990, AT&T Services Vice
                                       President in 1987 and AT&T Director of Personnel in 1986.
                                       Mr. Petrillo is a director of TCI and At Home Corporation.
Larry E. Romrell.....................  Director since March 1999. Mr. Romrell has also served as a consultant to Liberty Media Corporation since March 1999.
                                       Mr. Romrell served as Executive Vice President of TCI from
                                       January 1994 to March 1999 and since March 1999 has served as a consultant to TCI. Mr. Romrell also served, from
                                       December 1997 to March 1999, as Executive Vice President and
                                       Chief Executive Officer of TCI Business Alliance and
                                       Technology Co., a subsidiary of TCI prior to the AT&T merger that oversaw and developed TCI's technology activities; from
                                       December 1997 to March 1999, as Senior Vice President of TCI
                                       Ventures Group, LLC; and, from September 1994 to October
                                       1997, as President of TCI Technology Ventures, Inc., a
                                       subsidiary of TCI prior to the AT&T merger that invested in and developed companies engaged in advancing
                                       telecommunications technology. Mr. Romrell served as Senior
                                       Vice President of TCIC from 1991 to October 1994. Mr.
                                       Romrell is a director of TV Guide, Inc. and General
                                       Communication, Inc.
Daniel E. Somers.....................  Director since March 1999. Mr. Somers has also served as
                                       Acting Co-Chief Executive Officer of AT&T Broadband &
                                       Internet Services since October 6, 1999 and as Senior
                                       Executive Vice President and Chief Financial Officer of AT&T
                                       since May 1997. Prior to joining AT&T, Mr. Somers served as
                                       Chairman and Chief Executive Officer of Bell Cablemedia, plc
                                       from 1995 to 1997, and as Executive Vice President and Chief
                                       Financial Officer of Bell Canada International, Inc. from
                                       1992 to 1995. Mr. Somers is a member of AT&T's Executive
                                       Council and Operations Group. He is also a director of TCI and Lubrizol Corporation.
John D. Zeglis.......................  Director since October 11, 1999. Mr. Zeglis has also served as President of AT&T since November 1997. Mr. Zeglis served as Vice Chairman of AT&T from June to November 1997, General
                                       Counsel and Senior Executive Vice President of AT&T from
                                       1996 to 1997, and Senior Vice President and General Counsel
                                       of AT&T from 1986 to 1996. He is also a director of AT&T,
                                       Helmerich and Payne Corporation, Sara Lee Corporation and
                                       Illinova Corporation.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and position with the Purchaser of each director and executive officer of the Purchaser. All such positions have been held since the Purchaser's incorporation in February 2000. The business address of each such person is Liberty AEG Acquisition, Inc. c/o Liberty Media Corporation, 9197 South Peoria Street, Englewood, Colorado 80112. Further information concerning the directors and executive officers listed below, each of whom also serves as an executive officer of Liberty Media Corporation, is provided above.

NAME                                                   POSITION WITH THE PURCHASER
----                                                   ---------------------------
John C. Malone.......................  Chairman of the Board
Robert R. Bennett....................  President and Chief Executive Officer and a director
Gary S. Howard.......................  Executive Vice President, Chief Operating Officer and a
                                       director

                                  SCHEDULE II

                   INFORMATION CONCERNING AT&T CORP. AND THE
                 DIRECTORS AND EXECUTIVE OFFICERS OF AT&T CORP.

     1. INFORMATION CONCERNING AT&T. Liberty Media is a wholly owned subsidiary of AT&T Corp., a New York corporation. AT&T is among the world's communications leaders, providing voice, data and video telecommunications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish regional, domestic, international, local and Internet communication transmission services, including cellular telephone and other wireless services, and cable television services. The principal executive offices of AT&T are located at 32 Avenue of the Americas, New York, New York 10013-2412.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF AT&T. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of AT&T. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with AT&T. The business address of each such person is c/o AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412, and each such person is a citizen of the United States of America.

                                                                     PRINCIPAL OCCUPATION AND
                                       NAME                        FIVE-YEAR EMPLOYMENT HISTORY
                                       ----                        ----------------------------
1. Directors of AT&T      C. Michael Armstrong...........  Chairman and Chief Executive Officer, AT&T
                                                           Corp. since November 1997. Chairman and
                                                           Chief Executive Officer of Hughes
                                                           Electronics Corporation, a commercial
                                                           electronics, space and telecommunications
                                                           company, 1992-1997. Hughes Electronics
                                                           Corporation, 200 North Sepulveda Blvd., El
                                                           Segundo, CA 90245-0956.
                          Kenneth T. Derr................  Chairman of the Board, Retired, of Chevron
                                                           Corporation, an international oil company;
                                                           Chairman and Chief Executive Officer of
                                                           Chevron Corporation, 1989-1999. Chevron
                                                           Corporation, 575 Market Street, San
                                                           Francisco, CA 94105-2856.
                          M. Kathryn Eickhoff............  President of Eickhoff Economics
                                                           Incorporated, an economics consulting
                                                           company, since 1987. Eickhoff Economics
                                                           Incorporated, 510 LaGuardia Place, 4th
                                                           Floor, New York, NY 10012.
                          Walter Y. Elisha...............  Retired Chairman and Chief Executive Officer
                                                           of Springs Industries Inc., a textile
                                                           manufacturing company, 1981-1997; Chairman,
                                                           1983-1998. Springs Industries, Inc., 205 N.
                                                           White St., Fort Mill, SC 29715. Phone:
                                                           803-547-1500.
                          George M.C. Fisher.............  Chairman of the Board, Eastman Kodak
                                                           Company, Chairman and Chief Executive
                                                           Officer, 1993-1999. Eastman Kodak Company,
                                                           343 State St., Rochester, NY 14650.
                          Donald V. Fites................  Retired Chairman and Chief Executive
                                                           Officer, Caterpillar Inc., an equipment
                                                           manufacturer, Chairman and Chief Executive,
                                                           1990-1999. Caterpillar Inc., 100 N.E. Adams
                                                           Street, Peoria, IL 61629.

                                                                     PRINCIPAL OCCUPATION AND
                                       NAME                        FIVE-YEAR EMPLOYMENT HISTORY
                                       ----                        ----------------------------
                          Amos B. Hostetter, Jr. ........  Chairman of Pilot House Associates, LLC, an
                                                           investment firm, since 1997. Pilot House
                                                           Associates, the Pilot House, Lewis Wharf,
                                                           Boston, MA 02110. Chief Executive Officer of
                                                           Media One Group, 1996-1997; Chairman and
                                                           Chief Executive Officer, 1980-1996. MediaOne
                                                           Group, Inc., 188 Inverness Dr. West,
                                                           Englewood, CO 80112.
                          Ralph S. Larsen................  Chairman and Chief Executive Officer of
                                                           Johnson & Johnson, a pharmaceutical, medical
                                                           and consumer products company, since 1989.
                                                           Johnson & Johnson, 1 Johnson & Johnson
                                                           Plaza, New Brunswick, NJ 08933.
                          John C. Malone.................  Chairman of Liberty Media Group, a cable programming company, since 1990. Former
                                                           Chairman 1996-1999, Chief Executive Officer
                                                           1994-1999, and President 1994-1997 of
                                                           Tele-Communications, Inc. Liberty Media
                                                           Group, 9197 S. Peoria St., Englewood, CO
                                                           80112.
                          Donald F. McHenry..............  President of IRC Group, LLC, an
                                                           international relations consulting company,
                                                           since 1981. The IRC Group, LLC, 1320 19th
                                                           Street NW, Suite 410, Washington, D.C.
                                                           20036.
                          Michael I. Sovern..............  President Emeritus and Chancellor, Kent
                                                           Professor of Law at Columbia University.
                                                           President 1980-1993. Columbia University,
                                                           435 West 116th Street, Box B20, New York,
                                                           NY, 10027.
                          Sanford I. Weill...............  Chairman and Chief Executive Officer of
                                                           Travelers Group, a financial services
                                                           company, and its predecessor, Commercial
                                                           Credit Company, 1986-1998. Citigroup, Inc.,
                                                           153 East 153rd Street, New York, NY, 10043.
                          Thomas H. Wyman................  Senior Advisor of SBC Warburg Inc.,
                                                           1996-1997, an investment banking firm,
                                                           Chairman of S.G. Warburg & Co. Inc.,
                                                           1992-1996, and Vice Chairman of S.G. Warburg
                                                           Group p1c, 1993-1995, Chairman of UB
                                                           Investments US Inc., 1989-1996. SBC Warburg,
                                                           1 High Timber St., London EC4V 3SB UK.
                          John D. Zeglis.................  Chairman and Chief Executive Officer of AT&T
                                                           Wireless Group since December 1999,
                                                           President, AT&T Corp. since November 1997;
                                                           Vice Chairman of AT&T Corp., June-Nov. 1997,
                                                           General Counsel and Senior Executive Vice
                                                           President, 1996-1997, Senior Vice President
                                                           and General Counsel, 1986-1996.

                                                                                                  DATE
                                                                                                 BECAME
                                                                                                EXECUTIVE
                                       NAME                           PRESENT TITLE              OFFICER
                                       ----                           -------------             ---------
2. Executive Officers of
   AT&T                   C. Michael Armstrong...........  Chairman of the Board and Chief          10-97
                                                           Executive Officer
                          Harold W. Burlingame...........  Executive Vice President, Merger &        9-86
                                                           Joint Venture Integration
                          James W. Cicconi...............  General Counsel and Executive Vice       12-98
                                                           President, Law & Government Affairs
                          Mirian Graddick................  Executive Vice President, Human           3-99
                                                           Resources
                          Daniel R. Hesse................  Executive Vice President, and             5-97
                                                           President & CEO, AT&T Wireless
                                                           Services
                          Frank Ianna....................  Executive Vice President, and             3-97
                                                           President, AT&T Network Services
                          Michael G. Keith...............  Executive Vice President, AT&T           12-98
                                                           Wireless Group
                          Richard J. Martin..............  Executive Vice President, Public         11-97
                                                           Relations and Employee
                                                           Communication
                          David C. Nagel.................  President, AT&T Labs & Chief              3-97
                                                           Technology Officer
                          Charles H. Noski...............  Senior Executive Vice President and      12-99
                                                           Chief Financial Officer
                          John C. Petrillo...............  Executive Vice President, Corporate       1-96
                                                           Strategy and Business Development
                          Richard Roscitt................  Executive Vice President and              9-97
                                                           President, AT&T Business Services
                          Daniel E. Somers...............  President and CEO -- AT&T Broadband       5-97
                          John D. Zeglis**...............  President, AT&T; Chief Executive          9-86
                                                           Officer, AT&T Wireless Group

     All of the above executive officers have held high-level managerial positions with AT&T or its Affiliates for more than the past five years, except Messrs. Armstrong, Cicconi, Nagel, Noski and Somers.

     Prior to joining AT&T in October 1997, Mr. Armstrong was Chairman and Chief Executive Officer of Hughes Electronics Corporation, a commercial electronics, space and telecommunications company, located at 200 Sepulveda Blvd., El Segundo, California, 90245-0956.

     Prior to joining AT&T in September 1998, Mr. Cicconi was a Partner at the law firm of Akin, Gump, Strauss, Hauer and Field, 1333 New Hampshire Avenue NW, Suite 400, Washington, D.C., 20036, from 1991.

     Prior to joining AT&T in April 1996, Mr. Nagel was with Apple Computer, Inc., a computer manufacturing firm, located at 1 Infinite Loop, Cupertino, California, 95014, where he served as Senior Vice President from 1995 and General Manager from 1988 through 1995.

     Prior to joining AT&T in December 1999, Mr. Noski served as President and Chief Operating Officer of Hughes Electronics Corporation, a commercial electronics, space and telecommunications company, located at 200 Sepulveda Blvd., El Segundo, California, 90245-0956, from 1997-1999. He served as Vice Chairman and CFO for that company from 1996 through 1997 and as Corporate Senior Vice President and CFO from 1992.

     Prior to joining AT&T in May 1997, Mr. Somers was Chairman and CEO for Bell Cablemedia, PLC, a cable TV and cable telephone company, Bell Cablemedia, PLC, Bell Cablemedia House, 5 Limeharbour, London, England E14 9TY, for two years and, from 1992 to 1995, Mr. Somers was Executive Vice President and CFO for Bell Canada International, an international telecommunications firm with operations in Latin America and the Asia Pacific region. Bell Canada International Inc., 1000, Rue de La Gauchetiere Ouest, Ste. 1100, Montreal, Quebec, H3B 4Y8, Canada.

                                  SCHEDULE III

                      LIBERTY MEDIA'S INTERESTS IN SHARES;
                         RECENT TRANSACTIONS IN SHARES

     Liberty Media owns 25,000 Shares, or about 0.1% of the outstanding Shares. Except as disclosed below, Liberty Media has not engaged in any transaction in the Shares during the 60 days prior to the date of this Offer to Purchase.

     On February 4, 2000, Liberty Media purchased 25,000 Shares at a price per Share of $11.9375. Such Shares were purchased in the open market through purchases executed on the Nasdaq National Market.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Ascent or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           By Mail:               By Facsimile Transmission:    By Hand or Overnight Delivery:
                               (for Eligible Institutions only)

 Tender & Exchange Department           (212) 815-6213           Tender & Exchange Department
        P.O. Box 11248                                                101 Barclay Street
     Church Street Station                                        Receive and Deliver Window
 New York, New York 10286-1248                                     New York, New York 10286

                      To Confirm Facsimile Transmissions:
                        (For Eligible Institutions Only)
                                 (212) 815-6156

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.

                          77 Water Street, 20th Floor
                            New York, New York 10005
                            Toll Free (888) 242-8153
             Banks and Brokerage Firms Please Call: (212) 269-5550

                      THE DEALER MANAGER FOR THE OFFER IS:

                               J.P. MORGAN & CO.
                                 60 WALL STREET
                            NEW YORK, NEW YORK 10260
                            TOLL FREE (877) 672-2445

                               February 29, 2000